Exhibit 12.01

                                  SBARRO, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                           FISCAL YEAR
                                                                           -----------

                                                 2004          2003          2002           2001            2000
                                                 ----          ----          ----           ----            ----
Fixed charges:
Interest expense                                $30,694         $31,039      $30,959       $30,950         $30,243
Rental expense                                   23,486          23,068       23,424        24,154          22,412
                                                 ------          ------       ------        ------          ------
Total fixed charges (1)                         $54,180         $54,107      $54,383       $55,104         $52,655
                                                =======         =======      =======       =======         =======

Earnings available for fixed charges:
Earnings (2)                                    $(4,644)       $(16,811)      $4,447      $(14,574)        $20,067
Add fixed charges                                54,180          54,107       54,383        55,104          52,655
                                                 ------          ------       ------        ------          ------
Total earnings available for fixed charges      $49,536         $37,296      $58,830       $40,530         $72,722
                                                =======         =======      =======       =======         =======
Ratio of earnings to fixed charges (3)             0.9             0.7          1.1           0.7             1.4
                                                   ===             ===          ===           ===             ===


(1) Total fixed charges consist of interest and one-third of rent expense (deemed to be a reasonable approximation of the interest factor for rent).
(2) Earnings represents income before income taxes, and equity in net income (loss) of unconsolidated affiliates.
(3) The ratio of earnings to fixed charges has been computed based on dividing total earnings available for fixed charges by total fixed charges.